Exhibit. 23.5

Hoogendoorn & Company
Chartered Accountants

406 - 455 Granville St.
Vancouver, B.C. V6C 1T1
Phone: (604) 687-3773
Facsimile: (609) 936-0374
Email: hoogendoorn@telus.net

Dundee Mining Inc.
412 Memorial Drive
Calgary, Alberta
T2E 4Y7

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2002 relating to the financial statements of Dundee Mining Inc. at December 31, 2001 and 2000 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We also consent to the reference to ourselves under the caption Experts in the Prospectus.

Vancouver, Canada April 17, 2002	/s/ Hoogendoorn & Company Hoogendoorn & Company Chartered Accountants